Exhibit 99.1

EXPLANATORY NOTE

The following is an excerpt of pages 28 through 59 of the Registration Statement on Form S-11 (File No. 333-206519) of MedEquities Realty Trust, Inc. (the “Company”), filed with the Securities and Exchange Commission on November 3, 2016. The Company is filing the excerpt below for the sole purpose of incorporating it by reference in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2016.

RISK FACTORS

An investment in our common stock involves risks. Before making an investment decision, you should carefully consider the following risk factors, which address the material risks concerning our business and an investment in our common stock, together with the other information contained in this prospectus. If any of the risks discussed in this prospectus were to occur, our business, prospects, financial condition, liquidity, FFO, AFFO and results of operations and our ability make distributions to our stockholders and achieve our goals could be materially and adversely affected, the value of our common stock could decline significantly and you could lose all or a part of your investment. Some statements in this prospectus, including statements in the following risk factors constitute forward-looking statements. Please refer to the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to Our Business and Growth Strategy

We have a limited operating history and limited resources and may not be able to successfully operate our business, continue to implement our investment strategy or generate sufficient revenue to make or sustain distributions to stockholders.

We were organized in April 2014 and commenced operations upon completion of the initial private placement in July 2014. We have a limited operating history and are subject to all of the business risks and uncertainties associated with any new business, including the risk that we will not achieve our investment objectives and that the value of your investment could decline substantially. Our ability to achieve attractive returns is dependent on our ability to generate sufficient cash flow to pay our investors attractive distributions and to achieve capital appreciation, and we cannot assure you that we will be able to do either. In addition, there can be no assurance that we will be able to generate sufficient revenue from operations to pay our operating expenses and make or sustain distributions to stockholders. Our limited resources may also materially and adversely impact our ability to successfully operate our portfolio or implement our business plan successfully. As a result of our failure to successfully operate our business, implement our investment strategy or generate sufficient revenue to make or sustain distributions to stockholders, the value of your investment could decline significantly or you could lose a portion of or all of your investment.

Our growth will depend upon future acquisitions of healthcare properties, and we may be unsuccessful in identifying and consummating attractive acquisitions or taking advantage of other investment opportunities, which would impede our growth and negatively affect our cash available for distribution to stockholders.

Our ability to expand through acquisitions is integral to our business strategy and requires that we identify and consummate suitable acquisition or investment opportunities that meet our investment criteria and are compatible with our growth strategy. We may be unable to acquire any of the properties identified as potential acquisition opportunities under “Our Business—Acquisitions under Evaluation.” In addition, we may not be successful in identifying and consummating additional acquisitions or investments in healthcare properties that meet our investment criteria, which would impede our growth. Our ability to acquire healthcare properties on favorable terms, or at all, may be adversely affected by the following significant factors:

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competition from other real estate investors, including public and private REITs, private equity investors and institutional investment funds, many of whom may have greater financial and operational resources and lower costs of capital than we have and may be able to accept more risk than we can prudently manage;

•	competition from other potential acquirers, which could significantly increase the purchase prices for properties we seek to acquire;

•	we may incur significant costs and divert management attention in connection with evaluating and negotiating potential acquisitions, including ones that we are subsequently unable to complete;

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non-competition provisions in our lease with the Baylor Lessee for Lakeway Hospital, which, among other things, prohibits us from acquiring or leasing any acute care hospitals or ambulatory surgery centers within a 30-mile radius of Lakeway Hospital or a ten-mile radius of certain other acute care hospitals and ambulatory surgery centers operated by the Baylor Lessee or its affiliates;

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even if we enter into agreements for the acquisition of properties, these agreements are subject to customary closing conditions, including the satisfactory results of our due diligence investigations; and

•	we may be unable to finance the acquisition on favorable terms, or at all.

Our failure to identify and consummate attractive acquisitions or take advantage of other investment opportunities without substantial expense, delay or other operational or financial problems, would impede our growth and negatively affect our results of operations and cash available for distribution to our stockholders.

Certain tenants/operators in our portfolio account for a significant percentage of the rent generated from our portfolio, and the failure of any of these tenants/operators to meet their obligations to us could materially and adversely affect our business, financial condition and results of operations and our ability to make distributions to our stockholders.

The successful performance of our real estate investments is materially dependent on the financial stability of our tenants/operators. As of September 1, 2016, approximately 96.9% of the annualized base rent in our portfolio is generated by GruenePointe (26.9%), Baylor Scott & White (20.1%), Life Generations (17.8%), Fundamental Healthcare (17.3%) and Vibra Healthcare (14.8%). Lease payment defaults by GruenePointe, Baylor Scott & White, Fundamental Healthcare, Life Generations, Vibra Healthcare or other significant tenants/operators or declines in their operating performance could materially and adversely affect our business, financial condition and results of operations and our ability to make distributions to our stockholders. If the property is subject to a mortgage, a default by a significant tenant/operator on its lease payments to us or a significant decline in operating performance at a facility may result in a foreclosure on the property if we are unable to find an alternative source of revenue to meet mortgage payments. In the event of a tenant/operator default, we may experience delays in enforcing our rights as landlord and may incur substantial costs in protecting our investment and re-leasing our property. Further, we cannot assure you that we will be able to re-lease the property for the rent previously received, or at all, or that lease terminations will not cause us to sell the property at a loss. The result of any of the foregoing risks could materially and adversely affect our business, financial condition and results of operations and our ability to make distributions to our stockholders.

The success of our investment in Lakeway Hospital depends on improved operating results at the facility and such improved operating results may not occur on the schedule or to the extent that we anticipate, or at all, which could materially and adversely affect our business, financial condition and results of operations and our ability to make distributions to our stockholders.

LRMC, our prior tenant at Lakeway Hospital, was not generating sufficient cash flow to pay the stabilized monthly rent under its lease with us at the time that Baylor acquired its operations on September 1, 2016. Our new tenant at Lakeway Hospital, which is part of the Baylor Scott & White Health system, will rely in part on cash flow from its other hospital (Baylor Scott & White Medical Center-Round Rock) or support from BUMC, the guarantor of the lease, to pay the monthly rent under its lease with us until the operating results at Lakeway Hospital improve. If the operating results of the Lakeway Hospital do not improve on the schedule or to the extent that we anticipate, the Baylor Lessee or BUMC may default on the lease payments or other obligations to us, which could materially and adversely affect our business, financial condition and results of operations and our ability to make distributions to our stockholders. In the event of a default by the Baylor Lessee or BUMC, we may experience delays in enforcing our rights as landlord and may incur substantial costs in protecting our investment and attracting a new tenant to Lakeway Hospital. Furthermore, we cannot assure you that we will be able to re-lease the facility for the rent previously received, or at all, or that such a lease termination would not cause us to sell the property at a loss.

Our tenant at Lakeway Hospital has an option to purchase the property from us beginning after the third year of the lease term and has a right of first refusal and a right of first offer in the event that we intend to sell or otherwise transfer Lakeway Hospital, which could have an adverse effect on our business, results of operations and ability to make distributions to stockholders.

The lease for Lakeway Hospital contains an option for the Baylor Lessee to purchase Lakeway Hospital commencing after the completion of the third year of the lease term for a purchase price of not less than approximately $203.6 million. Based on the interest received under the Lakeway Intercompany Mortgage Loan and our proportionate share of the annual rent for Lakeway Hospital, the Lakeway Partnership, through which we own Lakeway Hospital, is expected to contribute approximately $9.4 million of AFFO attributable to common stockholders annually beginning with the year ending December 31, 2016. If the purchase option is exercised, we may not be able to re-invest the net proceeds from the sale on as favorable terms in a timely manner, or at all, and our operating results will be negatively impacted while we seek to reinvest the proceeds from the sale. In addition, the Baylor Lessee has a right of first refusal and a right of first offer in the event that we intend to sell or otherwise transfer Lakeway Hospital, which could limit third-party offers for the property, inhibit our ability to sell the property or adversely affect the timing of any sale of the property and our ability to obtain the highest price possible in the event that we decide to market or sell the property. These factors could have an adverse effect our business, results of operations and ability to make distributions to our stockholders.

Recently developed properties may take longer than expected to achieve stabilized operating levels, if at all, which could adversely affect our business and results of operations.

Recently developed properties, such as Mountain’s Edge Hospital and Mira Vista, may take longer than expected to achieve stabilized operating levels, if at all. To the extent such facilities fail to reach stabilized operating levels or achieve stabilization later than expected, it could materially adversely affect our tenants’ abilities to make payments to us under their leases and thus adversely affect our business and results of operations.

We may face additional risks associated with property development that can render a project less profitable or not profitable at all and, under certain circumstances, prevent completion of development activities once undertaken.

We may determine in the future to develop certain healthcare properties directly rather than acquire properties upon completion of the development. Large-scale, ground-up development of healthcare properties presents additional risks for us, including risks that:

•	a development opportunity may be abandoned after expending significant resources resulting in the loss of deposits or failure to recover expenses already incurred;

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the development and construction costs of a project may exceed original estimates due to increased interest rates and higher materials, transportation, labor, leasing or other costs, which could make the completion of the development project less profitable;

•	construction and/or permanent financing may not be available on favorable terms or at all;

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the project may not be completed on schedule as a result of a variety of factors that are beyond our control, including natural disasters, labor conditions, material shortages, regulatory hurdles, civil unrest and terrorism or war, which can result in increases in construction costs and debt service expenses or provide tenants or operators with the right to terminate pre-construction leases; and

•	occupancy rates and rents at a newly completed property may not meet expected levels and could be insufficient to make the property profitable.

These risks could result in substantial unanticipated delays or expenses and, under certain circumstances, could prevent completion of development activities once undertaken, any of which could have a material adverse effect on our business, results of operations and financial condition.

Our real estate investments are, and are expected to continue to be, concentrated in healthcare properties, which could adversely affect our operations relative to a more diversified portfolio of assets.

We invest in a diversified mix of healthcare facilities and healthcare-related real estate debt investments. We are subject to risks inherent in concentrating investments in real estate, and the risks resulting from a lack of diversification may become even greater as a result of our business strategy to concentrate our investments in the healthcare sector. Any adverse effects that result from these risks could be more pronounced than if we diversified our investments outside of healthcare properties. Given our concentration in this sector, our tenant base is especially concentrated and dependent upon the healthcare industry generally, and any industry downturn or negative regulatory or governmental development could adversely affect the ability of our tenants to make lease payments and our ability to maintain current rental and occupancy rates. Our tenant mix could become even more concentrated if a significant portion of our tenants practice in a particular medical field or are reliant upon a particular healthcare delivery system. Accordingly, a downturn in the healthcare industry generally, or in the healthcare related facility specifically, could adversely affect our business, financial condition and results of operations and our ability to make distributions to our stockholders.

We depend on key personnel whose continued service is not guaranteed and each of whom would be difficult to replace.

We depend on the efforts and expertise of Mr. McRoberts, our chief executive officer and chairman of our board of directors, Mr. Harlan, our president and chief operating officer and member of our board of directors, and Mr. Walraven, our chief financial officer, to execute our business strategy. If one or more of these individuals were to no longer be employed by us, we may be unable to find suitable replacements. If we were to lose the services of one or more of our executive officers and were unable to find suitable replacements, our business, financial condition and results of operations and our ability to make distributions to our stockholders could be materially and adversely affected.

We may be unable to source off-market or target-marketed transactions in the future, which could materially impede our growth.

A main component of our investment strategy is to acquire healthcare properties in off-market or target-marketed transactions. If we cannot obtain off-market or target-marketed deal flow in the future or on a consistent basis, our ability to locate and acquire healthcare properties at attractive prices could be adversely affected, which could materially impede our growth.

Our growth depends on external sources of capital that are outside of our control and may not be available to us on commercially reasonable terms or at all, which could limit our ability, among other things, to meet our capital and operating needs or make the cash distributions to our stockholders necessary to qualify and maintain our qualification as a REIT.

In order to qualify and maintain our qualification as a REIT, we are required under the Code, among other things, to distribute annually at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction and excluding any net capital gain. In addition, we will be subject to income tax at regular corporate rates to the extent that we distribute less than 100% of our REIT taxable income, including any net capital gains. Because of these distribution requirements, we may not be able to fund future capital needs, including any necessary acquisition financing, from operating cash flow. Consequently, we intend to rely on third-party sources to fund our capital needs. We may not be able to obtain such financing on favorable terms or at all and any additional debt we incur will increase our leverage and likelihood of default. Our access to third-party sources of capital depends, in part, on:

•	general market conditions;

•	the market’s perception of our business and growth potential;

•	our current debt levels;

•	our current and expected future earnings;

•	our cash flow and cash distributions; and

•	the market price per share of our common stock.

If we cannot obtain capital from third-party sources, we may not be able to acquire or develop properties when strategic opportunities exist, meet the capital and operating needs of our existing properties, satisfy our debt service obligations or make the cash distributions to our stockholders necessary to qualify and maintain our qualification as a REIT.

We have experienced and expect to continue to experience rapid growth and may not be able to adapt our management and operational systems to respond to the integration of the healthcare properties we expect to acquire without unanticipated disruption or expense, which could have a material adverse effect on our business, financial condition, results of operations and ability to make distributions to our stockholders.

We have experienced and expect to continue to experience rapid growth through the potential acquisition of healthcare properties we are currently evaluating. We may not be able to adapt our management, administrative, accounting and operational systems or hire and retain sufficient operational staff to manage such potential acquisitions without operating disruptions or unanticipated costs. Our failure to successfully manage our growth could have a material adverse effect on our business, financial condition and results of operations and our ability to make distributions to our stockholders.

Our healthcare properties and tenants/operators may be unable to compete successfully.

We expect our healthcare properties often will face competition from nearby hospitals and other healthcare properties that provide comparable services. Some of those competing facilities are owned by governmental agencies and supported by tax revenues, and others are owned by nonprofit corporations and may be supported to a large extent by endowments and charitable contributions. These types of support are not available to our properties.

Similarly, our tenants/operators may face competition from other medical practices in nearby hospitals and other medical facilities, including newer healthcare facilities. Our tenants/operators’ failure to compete successfully with these other practices could adversely affect the operating performance of our facilities. Further, from time to time and for reasons beyond our control, referral sources, including physicians and managed care organizations, may change their lists of hospitals or physicians to which they refer patients. This could also materially adversely affect our tenants/operators’ ability to meet our operating performance expectations and make rental payments to us or, for properties leased to our TRS, our TRS’s ability to make rental payments to us, which, in turn, could materially adversely affect our business, financial condition and results of operations and our ability to make distributions to our stockholders.

A high concentration of our properties in a particular facility type magnifies the effects of events that may adversely impact this particular facility type.

We intend to acquire income-producing healthcare properties diversified by facility type. However, as of September 1, 2016, approximately 51.8% and 26.7% of our total annualized base rent was derived from skilled nursing facilities and acute care hospitals, respectively. As such, any adverse situation that disproportionately affects these facility types would have a magnified adverse effect on our portfolio.

Properties in Texas, California and Nevada account for approximately 96.0% of the annualized base rent from our portfolio as of June 30, 2016.

As of September 1, 2016, approximately 96.0% of our annualized base rent was derived from properties located in Texas (56.7%), California (29.0%) and Nevada (10.3%). As a result of this geographic concentration, we are particularly exposed to downturns in the economies of, as well as other changes in the real estate and healthcare industries in, these geographic areas. Any material change in the current payment programs or regulatory, economic, environmental or competitive conditions in these geographic areas could have a disproportionate effect on our overall business results. In the event of negative economic or other changes in these geographic areas, our business, financial condition and results of operations and our ability to make distributions to our stockholders may be adversely affected.

We face potential adverse consequences of bankruptcy or insolvency by our tenants, operators, borrowers, managers and other obligors.

We are exposed to the risk that our tenants, operators, borrowers, managers or other obligors could become bankrupt or insolvent. Although our lease, loan and management agreements will provide us with the right to exercise certain remedies in the event of default on the obligations owing to us or upon the occurrence of certain insolvency events, the bankruptcy and insolvency laws afford certain rights to a party that has filed for bankruptcy or reorganization. For example, a debtor-lessee may reject its lease with us in a bankruptcy proceeding. In such a case, our claim against the debtor-lessee for unpaid and future rents would be limited by the statutory cap of the U.S. Bankruptcy Code. This statutory cap could be substantially less than the remaining rent actually owed under the lease, and any claim we have for unpaid rent might not be paid in full. In addition, a debtor-lessee may assert in a bankruptcy proceeding that its lease should be re-characterized as a financing agreement. If such a claim is successful, our rights and remedies as a lender, compared to a landlord, are generally more limited. In the event of an obligor bankruptcy, we may also be required to fund certain expenses and obligations (e.g., real estate taxes, debt costs and maintenance expenses) to preserve the value of our properties, avoid the imposition of liens on our properties or transition our properties to a new tenant, operator or manager. As a result, our business, financial condition and results of operations and our ability to make distributions to our stockholders could be adversely affected if an obligor becomes bankrupt or insolvent.

Long-term leases may result in below market lease rates over time, which could adversely affect our business, financial condition and results of operations and our ability to make distributions to our stockholders.

We have entered into long-term leases with tenants/operators at all of our single-tenant properties. Our long-term leases provide for rent to increase over time. However, if we do not accurately judge the potential for increases in market rental rates, we may set the terms of such long-term leases at levels such that even after contractual rental increases, the rent under our long-term leases could be less than then-current market rental rates. Further, we may have no ability to terminate those leases or to adjust the rent to then-prevailing market rates. As a result, our business, financial condition and results of operations and our ability to make distributions to our stockholders could be materially and adversely affected.

We may incur additional costs in acquiring or re-leasing properties, which could materially adversely affect our business, financial condition and results of operations and our ability to make distributions to our stockholders.

We may invest in properties designed or built primarily for a particular tenant/operator of a specific type of use known as a single-user facility. If the tenant/operator fails to renew its lease or defaults on its lease obligations, we may not be able to readily market a single-user facility to a new tenant/operator without making substantial capital improvements or incurring other significant costs. We also may incur significant litigation costs in enforcing our rights against the defaulting tenant/operator. These consequences could materially adversely affect our business, financial condition and results of operations and our ability to make distributions to our stockholders.

We may have difficulty finding suitable replacement tenants in the event of a tenant default or non-renewal of our leases.

We cannot predict whether our tenants will renew existing leases beyond their current terms. If any of our leases are not renewed upon expiration, we would attempt to lease those properties to another tenant. In case of non-renewal, we generally expect to have advance notice before expiration of the lease term to arrange for repositioning of the properties and our tenants are required to continue to perform all of their obligations (including the payment of all rental amounts) for the non-renewed assets until such expiration. However, following expiration of a lease term or if we exercise our right to replace a tenant in default, rental payments on the related properties could decline or cease altogether while we reposition the properties with a suitable replacement tenant. We also might not be successful in identifying suitable replacement tenants or entering into leases with new tenants on a timely basis or on terms as favorable to us as our current leases, or at all, and we may be required to fund certain expenses and obligations (e.g., real estate taxes, debt costs and maintenance expenses) to preserve the value of, and avoid the imposition of liens on, our properties while they are being repositioned. Our ability to reposition our properties with a suitable tenant could be significantly delayed or limited by state licensing, receivership, certificate of need or other laws, as well as by the Medicare and Medicaid change-of-ownership rules. We could also incur substantial additional expenses in connection with any licensing, receivership or change-of-ownership proceedings. In addition, our ability to locate suitable replacement tenants could be impaired by the specialized healthcare uses or contractual restrictions on use of the properties, and we may be required to spend substantial amounts to adapt the properties to other uses. Any such delays, limitations and expenses could adversely impact our ability to collect rent, obtain possession of leased properties or otherwise exercise remedies for tenant default and could have a material adverse effect on us. In addition, if we are unable to re-let the properties to healthcare operators with the expertise necessary to operate the type of properties in which we intend to invest, we may be forced to sell the properties at a loss due to the repositioning expenses likely to be incurred by potential purchasers.

All of these risks may be greater in smaller markets, where there may be fewer potential replacement tenants, making it more difficult to replace tenants, especially for specialized space, and could have a material adverse effect on us.

If we indirectly invest in healthcare operators, we will be subject to additional risks related to healthcare operations, which could have a material adverse effect on our results of operations.

We may invest in hospitals or other providers that are tenants of our properties, structured, where applicable, in compliance with the REIT Investment and Diversification and Empowerment Act of 2007, or RIDEA, or other applicable REIT laws or regulations. If so, we will be exposed to various operational risks with respect to those operating properties that may increase our costs or adversely affect our ability to generate revenues. These risks include fluctuations in patient volume and occupancy, Medicare and Medicaid reimbursement, if applicable, and private pay rates; economic conditions; competition; federal, state, local, and industry-regulated licensure, certification and inspection laws, regulations, and standards; the availability and increases in cost of general and professional liability insurance coverage; federal, state and local regulations; the costs associated with government investigations and enforcement actions and False Claim Act litigation; the availability and increases in cost of labor (as a result of unionization or otherwise); and other risks applicable to operating businesses. Any one or a combination of these factors may adversely affect our revenue and operations.

We may be unable to secure funds for future capital improvements, which could limit our ability to attract or replace tenants/operators, which, in turn, could materially adversely affect our business, financial condition and results of operations and our ability to make distributions to our stockholders.

Although under our typical lease structure our operators generally are responsible for capital improvement expenditures, it is possible that an operator may not be able to fulfill its obligations to keep the facility in good operating condition. Further, we may be responsible for capital improvement expenditures on such facilities after the terms of the triple-net leases expire. In addition, when tenants/operators do vacate their space, it is common that, in order to attract replacement tenants/operators, we will be required to expend substantial funds for improvements and, for our leased properties, leasing commissions related to the vacated space. Such improvements may require us to incur substantial capital expenditures. If we have not established capital reserves for such capital improvements, we will have to obtain financing from other sources, which may not be available on attractive terms or at all. We may also have future financing needs for other capital improvements to refurbish or renovate our properties. If we need to secure financing sources for capital improvements in the future, but are unable to secure such financing or are unable to secure financing on terms we feel are acceptable, we may be unable to make capital improvements or we may be required to defer such improvements. If this happens, it may cause one or more of our properties to suffer from a greater risk of obsolescence or a decline in value, or a greater risk of decreased cash flows as a result of fewer potential tenants/operators being attracted to the property or existing tenants/operators not renewing their leases or operating agreements, as the case may be. If we do not have access to sufficient funding in the future, we may not be able to make necessary capital improvements to our properties, which, in turn, could materially adversely affect our business, financial condition and results of operations and our ability to make distributions to our stockholders.

Changes in the reimbursement rates or methods of payment from third-party payors, including the Medicare and Medicaid programs, could have a material adverse effect on our tenants and operators and on us.

Some of our tenants and operators may rely on reimbursement from third-party payors, including the Medicare and Medicaid programs, for substantially all of their revenues. Federal and state legislators and regulators have adopted or proposed various cost-containment measures that would limit payments to healthcare providers, and budget crises and financial shortfalls have caused states to implement or consider Medicaid rate freezes or cuts. Private third-party payors have also continued their efforts to control healthcare costs. We cannot assure you that adequate reimbursement levels will be available for services to be provided by our tenants and operators that currently depend on Medicare, Medicaid or private payor reimbursement. Significant limits by governmental and private third-party payors on the scope of services reimbursed or on reimbursement rates and fees—whether from sequestration, alternatives to sequestration or future legislation or administrative actions—could have a material adverse effect on the liquidity, financial condition and results of operations of certain of our tenants and operators, which could affect adversely their ability to make rental payments under, and otherwise comply with the terms of, their leases with us.

Reductions in federal government spending, tax reform initiatives or other federal legislation to address the federal government’s projected operating deficit could have a material adverse effect on our operators’ liquidity, financial condition or results of operations.

President Obama and members of the U.S. Congress have approved or proposed various spending cuts and tax reform initiatives that have resulted or could result in changes (including substantial reductions in funding) to Medicare, Medicaid or Medicare Advantage Plans. Any such existing or future federal legislation relating to deficit reduction that reduces reimbursement payments to healthcare providers could have a material adverse effect on certain of our operators’ liquidity, financial condition or results of operations, which could adversely affect their ability to satisfy their obligations to us and could have a material adverse effect on us.

There are inherent risks associated with real estate investments and with the real estate industry, each of which could have an adverse impact on our financial performance and the value of our properties.

By owning our common stock, you will be subject to the risks associated with the ownership of real properties, including risks related to:

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changes in national, regional and local conditions, which may be negatively impacted by concerns about inflation, deflation, government deficits, high unemployment rates, decreased consumer confidence, liquidity concerns and other adverse business concerns;

•	changes in local conditions, such as an oversupply of, reduction in demand for, or increased competition among, healthcare properties;

•	changes in interest rates and the availability of financing;

•	the attractiveness of our facilities to healthcare providers; and

•	changes in laws and governmental regulations, including those governing real estate usage, zoning and taxes.

Any of these factors could adversely impact our financial performance and the value of our properties.

The illiquidity of real estate investments could significantly impede our ability to respond to changing economic, financial and investment conditions, which could adversely affect our cash flows and results of operations.

Real estate investments are relatively illiquid and, as a result, we will have a limited ability to vary our portfolio in response to changes in economic, financial and investment conditions. We will also have a limited ability to sell assets in order to fund working capital and similar capital needs. In addition, healthcare properties are special purpose properties that could not be easily converted to general residential, retail or office use without significant expense. We cannot predict whether we will be able to sell any property for the price or on the terms set by us, or whether any price or other terms offered by a prospective purchaser would be acceptable to us. We also cannot predict the length of time needed to find a willing purchaser and to close the sale of a property. We also may be required to expend significant funds to correct defects or to make improvements before a property can be sold, and we cannot assure you that we will have funds available to correct those defects or to make those improvements. Our inability to dispose of assets at opportune times or on favorable terms could adversely affect our cash flows and results of operations.

Moreover, the Code imposes restrictions on a REIT’s ability to dispose of properties that are not applicable to other types of real estate companies. In particular, the tax laws applicable to REITs require that we hold our properties for investment, rather than primarily for sale in the ordinary course of business, which may cause us to forego or defer sales of properties that otherwise would be in our best interests. Therefore, we may not be able to vary our portfolio promptly in response to economic or other conditions or on favorable terms, which may adversely affect our cash flows, our ability to make distributions to our stockholders and the market price of our common stock.

We may structure acquisitions of property in exchange for OP units in our operating partnership on terms that could limit our liquidity or our flexibility or require us to maintain certain debt levels that otherwise would not be required to operate our business.

We may acquire certain properties by issuing OP units in our operating partnership in exchange for a property owner contributing property to our operating partnership. If we enter into such transactions, in order to induce the contributors of such properties to accept OP units in our operating partnership, rather than cash, in exchange for their properties, it may be necessary for us to provide them additional incentives. For instance, our operating partnership’s limited partnership agreement provides that any holder of OP units may redeem OP units for cash equal to the value of an equivalent number of shares of our common stock or, at our option, shares of our common stock on a one-for-one basis. Furthermore, we might agree that if distributions the contributor received as a limited partner in our operating partnership did not provide the contributor with a defined return, then upon redemption of the contributor’s OP units we would pay the contributor an additional amount necessary to achieve that return. Such a provision could further negatively impact our liquidity and flexibility. Finally, in order to allow a contributor of a property to defer taxable gain on the contribution of property to our operating partnership, we might agree not to sell a contributed property for a defined period of time or until the contributor exchanged the contributor’s OP units for cash or shares of our common stock. Such an agreement would prevent us from selling those properties, even if market conditions made such a sale favorable to us. Additionally, in connection with acquiring properties in exchange for OP units, we may offer the property owners who contribute such property the opportunity to guarantee debt in order to assist those property owners in deferring the recognition of taxable gain as a result of their contributions. These obligations may require us to maintain more or different indebtedness than we would otherwise require for our business.

If we issue OP units in our operating partnership in exchange for property, as we intend, the value placed on such units may not accurately reflect their market value, which may dilute your interest in us.

If we issue OP units in our operating partnership in exchange for property, as we intend, the per unit value attributable to such units will be determined based on negotiations with the property seller and, therefore, may not reflect the fair market value of such units if a public market for such units existed. If the value of such units is greater than the value of the related property, your interest in us may be diluted.

We are an “emerging growth company,” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make shares of our common stock less attractive to investors.

In April 2012, President Obama signed into law the JOBS Act. The JOBS Act contains provisions that, among other things, relax certain reporting requirements for “emerging growth companies,” including certain requirements relating to accounting standards and compensation disclosure. We are classified as an emerging growth company. For as long as we are an emerging growth company, which may be until December 31, 2021, we may take advantage of exemptions from various reporting and other requirements that are applicable to other public companies that are not emerging growth companies, including the requirements to:

•	provide an auditor’s attestation report on management’s assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act;

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comply with any new requirements adopted by the Public Company Accounting Oversight Board, or the PCAOB, requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer;

•	comply with any new audit rules adopted by the PCAOB after April 5, 2012, unless the SEC determines otherwise;

•	provide certain disclosure regarding executive compensation required of larger public companies; or

•	hold stockholder advisory votes on executive compensation.

We cannot predict if investors will find shares of our common stock less attractive because we will not be subject to the same reporting and other requirements as certain other public companies. If some investors find shares of our common stock less attractive as a result, there may be a less active trading market for our common stock, and the per share trading price of our common stock could decline and may be more volatile.

We have incurred and will continue to incur new costs as a result of becoming a public company, and such costs may increase if and when we cease to be an “emerging growth company,” which could adversely impact our results of operations.

As a public company, we incur significant legal, accounting, insurance and other expenses that we did not incur as a private company, including costs associated with public company reporting requirements of the Securities Exchange Act of 1934, or the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Act, the listing requirements of the NYSE and other applicable securities rules and regulations. Compliance with these rules and regulations has increased our legal and financial compliance costs, made some activities more difficult, time-consuming or costly and increased demand on our systems and resources. As a result, our executive officers’ attention may be diverted from other business concerns, which could adversely affect our business and results of operations. In addition, the expenses incurred by public companies generally for reporting and corporate governance purposes have been increasing. We expect compliance with these public reporting requirements and associated rules and regulations to increase expenses, particularly after we are no longer an emerging growth company, although we are currently unable to estimate these costs with any degree of certainty. We could be an emerging growth company until December 31, 2021, although circumstances could cause us to lose that status earlier, which could result in our incurring additional costs applicable to public companies that are not emerging growth companies.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of our executive officers’ time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and our business may be adversely affected.

As a result of disclosure of information in this prospectus and in filings required of a public company, our business and financial condition have become more visible, which we believe may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and results of operations could be adversely affected, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our executive officers and adversely affect our business and results of operations.

As a result of becoming a public company, management will be required to report periodically on the effectiveness of its system of internal control over financial reporting. We may not complete our analysis of our internal control over financial reporting in a timely manner, or our system of internal control over financial reporting may not be determined to be appropriately designed or operating effectively, which may adversely affect investor confidence in our company and, as a result, the value of our common stock.

We are required, pursuant to Section 404 of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting for the first full fiscal year after the completion of our initial public offering. In addition, after we are no longer an emerging growth company under the JOBS Act, Section 404 of the Sarbanes-Oxley Act requires our auditors to deliver an attestation report on the effectiveness of our internal control over financial reporting in conjunction with their opinion on our audited financial statements. Substantial work on our part is required to implement appropriate processes, document the system of internal control over key processes, assess their design, remediate any deficiencies identified and test their operation. This process is expected to be both costly and challenging. The existence of any material weakness would preclude a conclusion by management and our independent auditors that we maintained effective internal control over financial reporting. Our management may be required to devote significant time and expense to remediate any material weaknesses that may be discovered and may not be able to remediate any material weakness in a timely manner. The existence of any material weakness in our internal control over financial reporting could also result in errors in our financial statements that could require us to restate our financial statements, cause us to fail to meet our reporting obligations and cause investors to lose confidence in our reported financial information, all of which could lead to a decline in the per-share trading price of our common stock.

Acquired properties may expose us to unknown liabilities, which could adversely affect our business, financial condition and results of operations and our ability to make distributions to our stockholders.

We may acquire properties subject to liabilities and without any recourse, or with only limited recourse, against the prior owners or other third parties with respect to unknown liabilities. Unknown liabilities with respect to acquired properties may include, but are not limited to, liabilities for clean-up of undisclosed environmental contamination, liabilities for failure to comply with fire, health, life-safety and similar regulations, claims by tenants, vendors or other persons against the former owners of the properties, liabilities incurred in the ordinary course of business and claims for indemnification by general partners, directors, officers and others indemnified by the former owners of the properties. If a liability were asserted against us based upon ownership of those properties, we might have to pay substantial sums to settle or contest it, which could materially adversely affect our business, financial condition and results of operations and our ability to make distributions to our stockholders.

We face possible liability for environmental cleanup costs and damages for contamination related to properties we acquire, which could materially adversely affect our business, financial condition and results of operations and our ability to make distributions to our stockholders.

Because we own real estate, we are subject to various federal, state and local environmental laws, ordinances and regulations. Under these laws, ordinances and regulations, a current or previous owner or operator of real estate may be liable for the cost of removal or remediation of hazardous or toxic substances on, under or in such property. The costs of removal or remediation could be substantial. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Environmental laws also may impose restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require substantial expenditures. Environmental laws provide for sanctions in the event of noncompliance and may be enforced by governmental agencies or, in certain circumstances, by private parties. Certain environmental laws and common law principles could be used to impose liability for release of and exposure to hazardous substances, including the release of asbestos-containing materials into the air, and third parties may seek recovery from owners or operators of real estate for personal injury or property damage associated with exposure to released hazardous substances. In addition, new or more stringent laws or stricter interpretations of existing laws could change the cost of compliance or liabilities and restrictions arising out of such laws. The cost of defending against these claims, complying with environmental regulatory requirements, conducting remediation of any contaminated property, or of paying personal injury claims could be substantial, which could materially adversely affect our business, financial condition and results of operations and our ability to make distributions to our stockholders. In addition, the presence of hazardous substances on a property or the failure to meet environmental regulatory requirements may materially impair our ability to use, lease or sell a property, or to use the property as collateral for borrowing.

Our secured credit facility restricts our ability to engage in certain business activities, including our ability to incur additional indebtedness, make capital expenditures and make certain investments, which could adversely affect our business, financial condition and results of operations and our ability to make distributions to our stockholders.

Our secured credit facility contains customary negative covenants and other financial and operating covenants that, among other things:

•	restrict our ability to incur additional indebtedness;

•	restrict our ability to incur additional liens;

•	restrict our ability to make certain investments;

•	restrict our ability to merge with another company;

•	restrict our ability to sell or dispose of assets;

•	limit our distributions to stockholders to 95% of FFO (as defined under the secured credit facility), subject to certain exceptions; and

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require us to satisfy minimum financial coverage ratios, minimum tangible net worth and liquidity requirements, minimum average occupancy rates and weighted average remaining lease terms, and maximum leverage ratios.

These limitations restrict our ability to engage in certain business activities, which could adversely affect our business, financial condition and results of operations and our ability to make distributions to our stockholders. Our secured credit facility also contains cross-default provisions with respect to specified other indebtedness, giving the lenders the right, in certain circumstances, to declare a default if we are in default under other loans. In addition, it will constitute an event of default under our secured credit facility if certain of our executive officers leave our company and are not replaced by an executive officer reasonably acceptable to the lenders within 90 days of such departure.

We intend to continue to incur mortgage indebtedness and other borrowings, which could materially adversely affect our business, financial condition and results of operations and our ability to make distributions to our stockholders.

We have financed and intend to continue to finance a portion of the purchase price of our investments in real estate and real estate-related investments by borrowing funds, including borrowings under our secured credit facility. Certain of our properties have been pledged as collateral for our secured credit facility. In the future, we may incur mortgage debt and pledge some or all of our real estate as security for that debt to obtain funds to acquire additional real estate or for working capital. We also may borrow funds to satisfy the REIT qualification requirement that we distribute at least 90% of our annual REIT taxable income to our stockholders.

When providing financing, a lender may impose restrictions on us that affect our ability to incur additional debt and affect our distribution and operating strategies. Loan documents we enter into may contain covenants that limit our ability to further mortgage the property, discontinue insurance coverage, or replace certain members of our management team. These or other limitations may adversely affect our flexibility and our ability to achieve our investment objectives.

High debt levels may cause us to incur higher interest charges, which would result in higher debt service payments and lower amounts available for distributions to our stockholders. In addition, incurring mortgage debt increases the risk of loss since defaults on indebtedness secured by a property may result in lenders initiating foreclosure actions. In that case, we could lose the property securing the loan that is in default. For tax purposes, a foreclosure on any of our properties will be treated as a sale of the property for a purchase price equal to the outstanding balance of the debt secured by the mortgage. If the outstanding balance of the debt secured by the mortgage exceeds our tax basis in the property, we will recognize taxable income on foreclosure, but we would not receive any cash proceeds. We may give full or partial guarantees to lenders of mortgage debt to the entities that own our properties. When we give a guaranty on behalf of an entity that owns one of our properties, we will be responsible to the lender for satisfaction of the debt if it is not paid by such entity. If any mortgage contains cross collateralization or cross default provisions, a default on a single property could affect multiple properties. If any of our properties are foreclosed upon due to a default, our business, financial condition and results of operations and our ability to make distributions to our stockholders may be materially adversely affected.

Higher mortgage rates and other factors may make it more difficult for us to finance or refinance properties, which could reduce the number of properties we can acquire or require us to sell properties on terms that are not advantageous to us, which could materially adversely affect our business, financial condition and results of operations and our ability to make distributions to our stockholders.

If mortgage debt is unavailable on reasonable terms or at all as a result of increased interest rates or other factors, we may not be able to finance the purchase of properties. In addition, if we place mortgage debt on properties, we run the risk of being unable to refinance such debt when the loans come due, or of being unable to refinance on favorable terms. If mortgage rates are higher when we refinance debt, our income could be reduced. We may be unable to refinance debt at appropriate times, which may require us to sell properties on terms that are not advantageous to us, or could result in the foreclosure of such properties. If any of these events occur, our business, financial condition and results of operations and our ability to make distributions to our stockholders may be materially adversely affected.

Failure to hedge effectively against interest rate changes may materially adversely affect our business, financial condition and results of operations and our ability to make distributions to our stockholders.

We may seek to manage our exposure to interest rate risk attributable to variable-rate debt by using interest rate swap arrangements and other derivatives that involve risk, including the risk that counterparties may fail to honor their obligations under these arrangements, that these arrangements may not be effective in reducing our exposure to interest rate changes and that these arrangements may result in higher interest rates than we would otherwise have. Moreover, no hedging activity can completely insulate us from the risks associated with changes in interest rates. Failure to hedge effectively against interest rate changes may materially adversely affect our business, financial condition and results of operations and our ability to make distributions to our stockholders.

Our costs associated with complying with the Americans with Disabilities Act may materially adversely affect our business, financial condition and results of operations and our ability to make distributions to our stockholders.

Under the ADA, all places of public accommodation are required to comply with federal requirements related to access and use by disabled persons. The ADA has separate compliance requirements for “public accommodations” and “commercial facilities” that generally require that buildings and services be made accessible and available to people with disabilities. The ADA’s requirements could require removal of access barriers and could result in the imposition of injunctive relief, monetary penalties or, in some cases, an award of damages. We attempt to acquire properties that comply with the ADA or place the burden on the seller or other third-party, such as a tenant/operator, to ensure compliance with the ADA. However, we cannot assure you that we will be able to acquire properties or allocate responsibilities in this manner. If we cannot, our costs associated with ADA compliance could materially adversely affect our business, financial condition and results of operations and our ability to make distributions to our stockholders.

We may obtain only limited warranties when we purchase a property and would have only limited recourse in the event that our due diligence did not identify any issues that lower the value of our property.

The seller of a property often sells such property in its “as is” condition on a “where is” basis and “with all faults,” without any warranties of merchantability or fitness for a particular use or purpose. In addition, purchase and sale agreements may contain only limited warranties, representations and indemnifications that will only survive for a limited period after the closing. The purchase of properties with limited warranties increases the risk that we may lose some or all of our invested capital in the property, as well as the loss of rental income from that property which could materially adversely affect our business, financial condition and results of operations and our ability to make distributions to our stockholders.

Acquiring or attempting to acquire multiple properties in a single transaction may materially adversely affect our business, financial condition and results of operations and our ability to make distributions to our stockholders.

From time to time, we acquire multiple properties in a single transaction. Portfolio acquisitions may be more complex and expensive than single-property acquisitions, and the risk that a multiple-property acquisition does not close may be greater than in a single-property acquisition. Portfolio acquisitions may also result in our owning investments in geographically dispersed markets, placing additional demands on our ability to manage the properties in the portfolio. In addition, a seller may require that a group of properties be purchased as a package even though we may not want to purchase one or more properties in the portfolio. In these situations, if we are unable to identify another person or entity to acquire the unwanted properties, we may be required to operate or attempt to dispose of these properties. Moreover, our ability to dispose of properties could be limited by our intention to avoid any “dealer sale” that could be subject to the 100% REIT prohibited transaction tax. To acquire multiple properties in a single transaction, we may be required to accumulate a large amount of cash. We would expect the returns that we earn on such cash to be less than the ultimate returns on real property. Any of the foregoing events may have a material adverse effect on our business, financial condition and results of operations and our ability to make distributions to our stockholders.

Uninsured losses relating to real estate and lender requirements to obtain insurance may materially adversely affect our business, financial condition and results of operations and our ability to make distributions to our stockholders.

There are types of losses relating to real estate, generally catastrophic in nature, such as losses due to wars, acts of terrorism, earthquakes, floods, hurricanes, pollution or environmental matters, for which we do not intend to obtain insurance unless we are required to do so by mortgage lenders. If any of our properties incurs a casualty loss that is not fully covered by insurance, the value of our assets will be reduced by any such uninsured loss. In addition, other than any reserves we may establish, we have no source of funding to repair or reconstruct any uninsured damaged property, and we cannot assure you that any such sources of funding will be available to us for such purposes in the future. Also, to the extent we must pay unexpectedly large amounts for uninsured losses, we could suffer reduced earnings. In cases where we are required by mortgage lenders to obtain casualty loss insurance for catastrophic events or terrorism, such insurance may not be available, or may not be available at a reasonable cost, which could inhibit our ability to finance or refinance our properties. Additionally, if we obtain such insurance, the costs associated with owning a property would increase. If any one of the events described above were to occur, it could have a material adverse effect on our business, financial condition and results of operations and our ability to make distributions to our stockholders.

Uncertain market conditions relating to the future disposition of properties could cause us to sell our properties at a loss in the future which could materially adversely affect our business, financial condition and results of operations and our ability to make distributions to our stockholders.

We intend to hold our various real estate investments until such time as we determine that a sale or other disposition appears to be advantageous to achieve our investment objectives. Our management, subject to the oversight and approval of our board of directors, may exercise its discretion as to whether and when to sell a property, and we will have no obligation to sell properties at any particular time. We generally intend to hold properties for an extended period of time, and we cannot predict with any certainty the various market conditions affecting real estate investments that will exist at any particular time in the future. Additionally, we may incur prepayment penalties in the event we sell a property subject to a mortgage earlier than we otherwise had planned. Because of the uncertainty of market conditions that may affect the future disposition of our properties, and the potential payment of prepayment penalties upon such disposition, we cannot assure you that we will be able to sell our properties at a profit in the future, which could materially adversely affect our business, financial condition and results of operations and our ability to make distributions to our stockholders.

If we sell properties by providing financing to purchasers, defaults by the purchasers could materially adversely affect our business, financial condition and results of operations and our ability to make distributions to our stockholders.

If we decide to sell any of our properties, we intend to use our best efforts to sell them for cash. However, in some instances we may sell our properties by providing financing to purchasers. When we provide financing to purchasers, we will bear the risk that the purchaser may default on its obligations under the financing. Even in the absence of a purchaser default, the distribution of sale proceeds, or their reinvestment in other assets, will be delayed until the promissory notes or other property we may accept upon the sale are actually paid, sold, refinanced or otherwise disposed of. In some cases, we may receive initial down payments in cash and other property in the year of sale in an amount less than the selling price, and subsequent payments will be spread over a number of years. If any purchaser defaults under a financing arrangement with us, it could materially adversely affect our business, financial condition and results of operations and our ability to make distributions to our stockholders.

The mortgage loans that we have made and may make or purchase in the future may be impacted by unfavorable real estate market conditions, which could materially and adversely affect our business, financial condition and results of operations and our ability to make distributions to our stockholders.

As of the date of this prospectus, we have one $10.0 million mortgage loan, and we may make or purchase additional mortgage loans in the future. Such investments involve special risks relating to the particular borrower, and we are at risk of loss on those investments, including losses as a result of defaults on mortgage loans. These losses may be caused by many conditions beyond our control, including economic conditions affecting real estate values, tenant/operator defaults and lease expirations, interest rate levels and the other economic and liability risks associated with real estate. If we acquire property by foreclosure following defaults under our mortgage loans, we will have the economic and liability risks as the owner of such property. We do not know whether the values of the healthcare property securing any of our mortgage loans will remain at the levels existing on the dates we initially purchased the mortgage loan. If the values of the underlying healthcare properties drop or the borrower defaults, our business, financial condition and results of operations may be materially and adversely affected.

We may be unable to successfully foreclose on the collateral securing our real estate-related loans and other investments we intend to make, and, even if we are successful in our foreclosure efforts, we may be unable to successfully sell any acquired equity interests or reposition any acquired properties, which may adversely affect our ability to recover our investments.

If a borrower defaults under mortgage or other secured loans for which we are the lender, we may attempt to foreclose on the collateral securing those loans, including by acquiring the pledged equity interests or acquiring title to the subject properties, to protect our investment. In response, the defaulting borrower may contest our enforcement of foreclosure or other available remedies, seek bankruptcy protection against our exercise of enforcement or other available remedies, or bring claims against us for lender liability. If a defaulting borrower seeks bankruptcy protection, the automatic stay provisions of the U.S. Bankruptcy Code would preclude us from enforcing foreclosure or other available remedies against the borrower unless relief is first obtained from the court with jurisdiction over the bankruptcy case. In addition, we are, and in the future may be, subject to intercreditor agreements that delay, impact, govern or limit our ability to foreclose on a lien securing a loan or otherwise delay or limit our pursuit of our rights and remedies. Any such delay or limit on our ability to pursue our rights or remedies could materially and adversely affect our business, results of operations and ability to make distributions to our stockholders. Even if we successfully foreclose on the collateral securing our mortgage loans and other investments, foreclosure-related costs, high loan-to-value ratios or declines in equity or property value could prevent us from realizing the full amount of our secured loans, and we could be required to write the asset down to its fair value and record an impairment charge for such losses. Moreover, we may acquire equity interests that we are unable to sell due to securities law restrictions or otherwise, and we may acquire title to properties that we are unable to reposition with new tenants or operators on a timely basis, if at all, or without making improvements or repairs to the properties at a significant expense. Any delay or costs incurred in repositioning the properties could adversely affect our ability to recover our investments.

Hedging against interest rate exposure may adversely affect us.

Subject to maintaining our qualification as a REIT for U.S. federal income tax purposes and our exemption from registration under the 1940 Act, we may mitigate the risk of interest rate volatility through the use of hedging instruments, such as interest rate swap agreements and interest rate cap agreements. The goal of our interest rate management strategy is to minimize or eliminate the effects of interest rate changes on the value of our assets, to improve risk-adjusted returns and, where possible, to lock in, on a long-term basis, a favorable spread between the yield on our assets and the cost of financing such assets. We can provide no assurances, however, that our efforts to manage interest rate and foreign currency exchange rate volatility will successfully mitigate the risks of such volatility on our portfolio. These agreements involve the risks that these arrangements may fail to protect or adversely affect us because, among other things:

•	interest rate hedging can be expensive, particularly during periods of rising and volatile interest rates;

•	the duration of the hedge may not match the duration of the related liability;

•	the credit quality of the hedging counterparty owing money on the hedge may be downgraded to such an extent that it impairs our ability to sell or assign our side of the hedging transaction;

•	the hedging counterparty owing money in the hedging transaction may default on its obligation to pay.

As a result of any of the foregoing, our hedging transactions, which are intended to limit losses, could have a material adverse effect on us.

The terms of joint venture agreements or other joint ownership arrangements into which we may enter could impair our operating flexibility and could adversely affect our business, financial condition and results of our operations and our ability to make distributions to our stockholders.

We may enter into joint ventures with affiliates and/or third parties to acquire or improve properties. We may also purchase properties in partnerships, co-tenancies or other co-ownership arrangements. For example, we own Lakeway Hospital in a consolidated partnership between us and local physicians and non-physician investors. Such investments may involve risks not otherwise present when acquiring real estate directly, including the following:

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a co-venturer, co-owner or partner may have certain approval rights over major decisions, which may prevent us from taking actions that are in our best interest but opposed by our partners, co-owners or co-venturers;

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a co-venturer, co-owner or partner may at any time have economic or business interests or goals, which are, or become, inconsistent with our business interests or goals, including inconsistent goals relating to the sale of properties held in the joint venture or the timing of termination or liquidation of the joint venture;

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a co-venturer, co-owner or partner in an investment may become insolvent or bankrupt (in which event we and any other remaining partners or members would generally remain liable for the liabilities of the partnership or joint venture);

•	we may incur liabilities as a result of an action taken by our co-venturer, co-owner or partner;

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a co-venturer, co-owner or partner may be in a position to take actions contrary to our instructions or requests or contrary to our policies or objectives, including our policy with respect to qualifying and maintaining our qualification as a REIT;

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agreements governing joint ventures, limited liability companies and partnerships often contain restrictions on the transfer of a member’s or partner’s interest or “buy-sell” or other provisions that may result in a purchase or sale of the interest at a disadvantageous time or on disadvantageous terms;

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disputes between us and our joint venture partners may result in litigation or arbitration that would increase our expenses and prevent our officers and directors from focusing their time and effort on our business and result in subjecting the properties owned by the applicable joint venture to additional risk; and

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that under certain joint venture arrangements, neither joint venture partner may have the power to control the venture, and an impasse could be reached, which might have a negative influence on the joint venture.

If any of the foregoing were to occur, our financial condition, results of operations and cash available for distribution to our stockholders could be adversely affected.

Risks Related to the Healthcare Industry

Adverse trends in healthcare provider operations may negatively affect the operations at our properties, which in turn, could materially adversely affect our business, financial condition and results of operations and our ability to make distributions to our stockholders.

We believe the healthcare industry is currently experiencing the following trends:

•	changes in the demand for and methods of delivering healthcare services;

•	changes in third-party reimbursement policies;

•	significant unused capacity in certain areas, which has created substantial competition for patients among healthcare providers in those areas;

•	increased expense for uninsured patients;

•	increased competition among healthcare providers;

•	increased liability insurance expense;

•	continued pressure by private and governmental payors to reduce payments to providers of services; and

•	increased scrutiny of billing, referral and other practices by federal and state authorities and private insurers.

These factors may materially adversely affect the economic performance of some or all of our tenants/operators, which in turn could materially adversely affect our business, financial condition and results of operations and our ability to make distributions to our stockholders.

Our tenants, operators, borrowers, guarantors and managers and we may be adversely affected by healthcare regulation and enforcement.

The regulatory environment of the long-term healthcare industry has generally intensified over time both in the amount and type of regulations and in the efforts to enforce those regulations. The extensive federal, state and local laws and regulations affecting the healthcare industry include those relating to, among other things, licensure, conduct of operations, ownership of facilities, addition of facilities and equipment, allowable costs, services, prices for services, qualified beneficiaries, quality of care, patient rights, fraudulent or abusive behavior, and financial and other arrangements that may be entered into by healthcare providers. Moreover, changes in enforcement policies by federal and state governments have resulted in an increase in the number of inspections, citations of regulatory deficiencies and other regulatory sanctions, including terminations from the Medicare and Medicaid programs, bars on Medicare and Medicaid payments for new admissions, civil monetary penalties and even criminal penalties. See “Our Business—Regulation—Healthcare Regulatory Matters.” We are unable to predict the scope of future federal, state and local regulations and legislation, including the Medicare and Medicaid statutes and regulations, or the intensity of enforcement efforts with respect to such regulations and legislation, and any changes in the regulatory framework could have a material adverse effect on our tenants, operators, guarantors and managers, which, in turn, could have a material adverse effect on our business, financial condition and results of operations and our ability to make distributions to our stockholders.

Further, if our tenants, operators, borrowers, guarantors and managers fail to comply with the extensive laws, regulations and other requirements applicable to their businesses and the operation of our properties (some of which are discussed below), they could become ineligible to receive reimbursement from governmental and private third-party payor programs, face bans on admissions of new patients or residents, suffer civil or criminal penalties or be required to make significant changes to their operations. We also may become subject directly to healthcare laws and regulations because of the broad nature of some of these restrictions. Our tenants, operators, borrowers, guarantors, managers and we also could be forced to expend considerable resources responding to an investigation or other enforcement action under applicable laws or regulations. In such event, the results of operations and financial condition of our tenants, operators, borrowers, guarantors and managers and the results of operations of our properties operated or managed by those entities could be adversely affected, which, in turn, could have a material adverse effect on our business, financial condition and results of operations and our ability to make distributions to our stockholders.

We have received a Civil Investigative Demand, or CID, from the U.S. Department of Justice, or the DOJ, which indicates that it is conducting an investigation regarding alleged violations of the False Claims Act, Stark Law and Anti-Kickback Statute in connection with claims that may have been submitted to Medicare and other federal payors for services rendered to patients at Lakeway Hospital or by providers with financial relationships with Lakeway Hospital. The CID requests certain documents and information related to our acquisition and ownership of Lakeway Hospital. We have no reason to believe that we are the target of the investigation, and we intend to cooperate fully with the DOJ in connection with the CID. In addition, we believe that our acquisition, ownership and leasing of Lakeway Hospital through the Lakeway Partnership was and is in compliance with all applicable laws. However, we can provide no assurances regarding the focus, scope or ultimate outcome of the investigation, including the DOJ’s view regarding our status in the investigation. We may incur significant legal and other costs, and it may become necessary to divert management resources from our ordinary business operations, in connection with the CID and the ongoing investigation. The incursion of these costs and any adverse findings by the DOJ related to us could have a material adverse effect on our business, financial condition, results of operations and cash flows.

All healthcare providers are subject to the federal Anti-kickback Statute, which generally prohibits persons from offering, providing, soliciting, or receiving remuneration to induce either the referral of an individual or the furnishing of a good or service for which payment may be made under a federal healthcare program, such as Medicare or Medicaid. Certain healthcare facilities are also subject to the Federal Ethics in Patient Referral Act of 1989, commonly referred to as the Stark Law. The Stark Law generally prohibits the submission of claims to Medicare for payment if the claim results from a physician referral for certain designated services and the physician has a financial relationship with the health service provider that does not qualify under one of the exceptions for a financial relationship under the Stark Law. Similar prohibitions on kickbacks, physician self-referrals and submission of claims apply to state Medicaid programs, and may also apply to private payors under state laws. Violations of these laws subject persons and entities to termination from participation in Medicare, Medicaid and other federally funded healthcare programs or result in the imposition of treble damages and fines or other penalties. Healthcare facilities and providers may also experience an increase in medical record reviews from a host of government agencies and contractors, including the HHS Office of the Inspector General, the Department of Justice, Zone Program Integrity Contractors, and Recovery Audit Contractors.

Other laws that impact how our operators conduct their operations include: federal and state laws designed to protect the confidentiality and security of patient health information; state and local licensure laws; laws protecting consumers against deceptive practices; laws generally affecting our operators’ management of property and equipment and how our operators generally conduct their operations, such as fire, health and safety, and environmental laws; federal and state laws affecting assisted living facilities mandating quality of services and care, and quality of food service; resident rights (including abuse and neglect laws); and health standards set by the federal Occupational Safety and Health Administration. For example, HIPAA imposes extensive requirements on the way in which certain healthcare entities use, disclose, and safeguard protected health information (as that term is defined under HIPAA), including requirements to protect the integrity, availability, and confidentiality of electronic medical records. Many of these obligations were expanded under the HITECH Act. In order to comply with HIPAA and the HITECH Act, covered entities often must undertake significant operational and technical implementation efforts. Operators also may face significant financial exposure if they fail to maintain the privacy and security of medical records, personal health information about individuals, or protected health information. The HITECH Act strengthened the HHS Secretary’s authority to impose civil money penalties for HIPAA violations occurring after February 18, 2009. The HITECH Act directs the HHS Secretary to provide for periodic audits to ensure covered entities and their business associates (as that term is defined under HIPAA) comply with the applicable HITECH Act requirements, increasing the likelihood that a

HIPAA violation will result in an enforcement action. In October 2009, the Office for Civil Rights, or OCR, issued an interim final rule which conformed HIPAA enforcement regulations to the HITECH Act, increasing the maximum penalty for multiple violations of a single requirement or prohibition to $1.5 million. Higher penalties may accrue for violations of multiple requirements or prohibitions. HIPAA violations are also potentially subject to criminal penalties. Additionally, on January 25, 2013, OCR promulgated a final rule that expands the applicability of and requirements under HIPAA and the HITECH Act and strengthens the government’s ability to enforce these laws. Generally, covered entities and business associates were required to come into compliance with the final rule by September 23, 2013, though certain exceptions may apply. We cannot predict the effect additional costs to comply with these laws may have on the expenses of our operators and their ability to meet their obligations to us. For additional information on healthcare regulation and enforcement, see “Our Business—Regulation—Healthcare Regulatory Matters.”

We are unable to predict the impact of the Affordable Care Act, which represents a significant change to the healthcare industry.

The Affordable Care Act has changed how healthcare services are covered, delivered and reimbursed through expanded coverage of uninsured individuals, reduced growth in Medicare program spending, reductions in Medicare and Medicaid Disproportionate Share Hospital, or DSH, payments, and expanding efforts to tie reimbursement to quality and efficiency. In addition, the law reforms certain aspects of health insurance, contains provisions intended to strengthen fraud and abuse enforcement, and encourages the development of new payment models, including the creation of Accountable Care Organizations, or ACOs.

Our tenants/operators may be negatively impacted by the law’s payment reductions, and it is uncertain what reimbursement rates will apply to coverage purchased through the exchanges. We cannot predict the full impact of the Affordable Care Act on our operators and tenants and, thus, our business due to the law’s complexity, limited implementing regulations and interpretive guidance, gradual and delayed implementation, and our inability to foresee how individuals, states and businesses will respond to the choices afforded them by the law throughout its gradual implementation. Further, it is unclear how remaining or any new efforts to repeal or revise the Affordable Care Act will be resolved or what the impact would be of any resulting changes to the law.

Our tenants/operators may be subject to significant legal actions that could subject them to increased operating costs and substantial uninsured liabilities, which may affect their ability to pay their rent payments to us and, thus, could materially adversely affect our business, financial condition and results of operations and our ability to make distributions to our stockholders.

As is typical in the healthcare industry, our tenants/operators may often become subject to claims that their services have resulted in patient injury or other adverse effects. Many of these tenants/operators may have experienced an increasing trend in the frequency and severity of professional liability and general liability insurance claims and litigation asserted against them. The insurance coverage maintained by tenants/operators may not cover all claims made against them nor continue to be available at a reasonable cost, if at all. In some states, insurance coverage for the risk of punitive damages arising from professional liability and general liability claims and/or litigation may not, in certain cases, be available to these tenants/operators due to state law prohibitions or limitations of availability. As a result, these types of tenants/operators of our healthcare properties operating in these states may be liable for punitive damage awards that are either not covered or are in excess of their insurance policy limits. We also believe that there has been, and will continue to be, an increase in governmental investigations of certain healthcare providers, particularly in the area of Medicare/Medicaid false claims, as well as an increase in enforcement actions resulting from these investigations. Insurance is generally not available to cover such losses. Any adverse determination in a legal proceeding or governmental investigation, whether currently asserted or arising in the future, could have a material adverse effect on a tenant/operator’s financial condition. If a tenant/operator is unable to obtain or maintain insurance coverage, if judgments are obtained in excess of the insurance coverage, if a tenant/operator is required to pay uninsured punitive damages, or if a tenant/operator is subject to an uninsurable government enforcement action, the tenant/

operator could be exposed to substantial additional liabilities, which may affect the tenant/operator’s ability to pay rent to us, which in turn could have a material adverse effect on our business, financial condition and results of operations and our ability to make distributions to our stockholders.

Merger and acquisition activity or consolidation in the healthcare industries resulting in a change of control of, or a competitor’s investment in, one or more of our tenants, operators or managers could have a material adverse effect on us.

The healthcare industries have recently experienced increased consolidation, including among owners of real estate and care providers. We compete with other healthcare REITs, healthcare providers, healthcare lenders, real estate partnerships, banks, insurance companies, private equity firms and other investors that pursue a variety of investments, which may include investments in our tenants, operators, borrowers or managers. A competitor’s investment in one of our tenants, operators or managers could enable our competitor to influence that tenant’s, operator’s, borrower’s or manager’s business and strategy in a manner that impairs our relationship with the tenant, operator, borrower or manager or is otherwise adverse to our interests. Depending on our contractual agreements and the specific facts and circumstances, we may have the right to consent to, or otherwise exercise rights and remedies, including termination rights, on account of, a competitor’s investment in, a change of control of, or other transactions impacting a tenant, operator or manager. In deciding whether to exercise our rights and remedies, including termination rights, we assess numerous factors, including legal, contractual, regulatory, business and other relevant considerations. In addition, in connection with any change of control of a tenant, operator or manager, the tenant’s, operator’s, borrower’s or manager’s management team may change, which could lead to a change in the tenant’s, operator’s, borrower’s or manager’s strategy or adversely affect the business of the tenant, operator or manager, either of which could have a material adverse effect on us.

Risks Related to Our Organizational Structure

BlueMountain has the ability to exercise substantial influence over us, including the approval of certain acquisitions and certain issuances of equity.

As of November 2, 2016, BlueMountain owned approximately 8.2% of the outstanding shares of our common stock. BlueMountain has designated two of the members of our board of directors and will have a continuing right to designate one or two of our directors, who will serve on our investment committee, as described under “Management.” BlueMountain and its two board designees have substantial influence over us, including the ability to veto certain of our acquisitions and any changes to the size of our board of directors, and the concentration of ownership by BlueMountain in us may influence the outcome of any matters submitted to our stockholders for approval.

The stock ownership limits imposed by the Code for REITs and our charter may restrict stock transfers and/or business combination opportunities, particularly if our management and board of directors do not favor a combination proposal.

In order for us to qualify and maintain our qualification as a REIT under the Code, not more than 50% of the value of the outstanding shares of our capital stock may be owned, directly or indirectly, including through the application of certain attribution rules, by five or fewer individuals (as defined in the Code to include certain entities such as qualified pension plans) at any time during the last half of a taxable year (other than the first year for which we qualify and elect to be taxed as a REIT). Our charter, with certain exceptions, authorizes our board of directors to take the actions that are necessary and desirable to preserve our qualification as a REIT. Unless exempted by our board of directors, no person or entity may actually or beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% (in value or in number of shares, whichever is more restrictive) of the outstanding shares of our common stock, or 9.8% (by value or by number of shares, whichever is more restrictive) of the outstanding shares of our capital stock, in each case excluding any shares of our capital stock that are not treated as outstanding for U.S. federal income tax purposes. Our board of directors may, in its sole discretion, grant an exemption to the stock ownership limits, subject to certain conditions and the receipt by our board of directors of certain representations and undertakings.

 Our charter also prohibits any person from (1) beneficially or constructively owning shares of our capital stock that would result in our being “closely held” under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT, including, but not limited to, as a result of any person that operates a “qualified healthcare property” on behalf of a TRS failing to qualify as an “eligible independent contractor” (as defined in Section 856(d)(9)(A) of the Code), or us having significant non-qualifying income from “related” parties, or (2) transferring shares of our capital stock if such transfer would result in us being owned by fewer than 100 persons (determined without regard to any rules of attribution). The stock ownership limits contained in our charter key off the ownership at any time by any “person,” which term includes entities, and take into account direct and indirect ownership as determined under various ownership attribution rules in the Code. The stock ownership limits also might delay or prevent a transaction or a change in our control that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders.

Our authorized but unissued common stock and preferred stock may prevent a change in our control that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders.

Our charter authorizes us to issue additional authorized but unissued shares of common or preferred stock. In addition, our board of directors may, without stockholder approval, amend our charter to increase the aggregate number of shares of our common stock or the number of shares of any class or series of preferred stock that we have authority to issue and classify or reclassify any unissued shares of common stock or preferred stock and set the preferences, rights and other terms of the classified or reclassified shares. As a result, our board of directors may establish a series of common stock or preferred stock that could delay or prevent a transaction or a change in our control that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders.

Certain provisions of Maryland law could inhibit changes in control, which may discourage third parties from seeking change of control transactions that could involve a premium price for our common stock or that our stockholders otherwise believe to be in their best interests.

Certain provisions of the Maryland General Corporation Law, or the MGCL, may have the effect of inhibiting a third party from making a proposal to acquire us or of impeding a change of control under certain circumstances that otherwise could provide the holders of shares of our common stock with the opportunity to realize a premium over the then-prevailing market price of such shares, including:

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“business combination” provisions that, subject to limitations, prohibit certain business combinations between us and an “interested stockholder” (defined generally as any person who beneficially owns 10% or more of the voting power of our outstanding voting stock or any affiliate or associate of ours who, at any time within the two-year period immediately prior to the date in question, was the beneficial owner of 10% or more of the voting power of our then outstanding stock) or an affiliate thereof for five years after the most recent date on which the stockholder becomes an interested stockholder and thereafter impose fair price and/or supermajority voting requirements on these combinations; and

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“control share” provisions that provide that “control shares” of our company (defined as shares which, when aggregated with other shares controlled by the stockholder, except solely by virtue of a revocable proxy, entitle the stockholder to exercise one of three increasing ranges of voting power in electing directors) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of ownership or control of issued and outstanding “control shares”) have no voting rights with respect to their control shares except to the extent approved by our stockholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter, excluding all interested shares.

As permitted by the MGCL, we have elected, by resolution of our board of directors, to exempt from the business combination provisions of the MGCL, any business combination between us and any person and, pursuant to a provision in our bylaws, to exempt any acquisition of our stock from the control share provisions of the MGCL. However, our board of directors may by resolution elect to repeal the exemption from the business combination provisions of the MGCL and may by amendment to our bylaws opt in to the control share provisions of the MGCL at any time in the future.

Additionally, certain provisions of the MGCL permit our board of directors, without stockholder approval and regardless of what is currently provided in our charter or our bylaws, to implement takeover defenses, some of which (for example, a classified board) we do not currently employ. These provisions may have the effect of inhibiting a third party from making an acquisition proposal for our company or of delaying, deferring, or preventing a change in control of our company under circumstances that otherwise could provide the holders of our common stock with the opportunity to realize a premium over the then-current market price. Our charter contains a provision whereby we elect to be subject to the provisions of Title 3, Subtitle 8 of the MGCL relating to the filling of vacancies on our board of directors. See “Certain Provisions of Maryland Law and of Our Charter and Bylaws.”

Our charter, our bylaws and Maryland law also contain other provisions, including the provisions of our charter on removal of directors and the advance notice provisions of our bylaws, that may delay, defer, or prevent a transaction or a change of control that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders. See “Certain Provisions of Maryland Law and of Our Charter and Bylaws.”

Our board of directors may change our business, investment and financing strategies without stockholder approval and we may become more highly leveraged, which may increase our risk of default under our debt obligations.

Our investment and financing policies are exclusively determined by our board of directors. Accordingly, our stockholders do not control these policies. As the market evolves, we may change our business, investment and financing strategies without a vote of, or notice to, our stockholders, which could result in our making investments and engaging in business activities that are different from, and possibly riskier than, the investments and businesses described in this prospectus. In particular, a change in our investment strategy, including the manner in which we allocate our resources across our properties or the types of assets in which we seek to invest, may increase our exposure to real estate market fluctuations. In addition, our organizational documents do not limit the amount or percentage of indebtedness, funded or otherwise, that we may incur. Our board of directors may alter or eliminate our current policy on borrowing at any time without stockholder approval. If this policy is changed, we may in the future become highly leveraged, which could result in an increase in our debt service. Higher leverage also increases the risk of default on our obligations. Furthermore, as the market evolves, our board may determine that healthcare properties do not offer the potential for attractive risk-adjusted returns for an investment strategy. In addition, a change in our investment policies, including the manner in which we allocate our resources across our portfolio or the types of assets in which we seek to invest, may increase our exposure to interest rate risk, real estate market fluctuations and liquidity risk. Changes to our strategies with regard to the foregoing could materially and adversely affect our business, financial condition and results of operations, our ability to make distributions to our stockholders and the market price of our common stock.

Our rights and the rights of our stockholders to take action against our directors and officers are limited, which could limit your recourse in the event that we take certain actions which are not in our stockholders’ best interests.

Maryland law provides that a director or officer has no liability in that capacity if he or she performs his or her duties in good faith, in a manner that he or she reasonably believes to be in our best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. Under the MGCL, directors are presumed to have acted with this standard of care. As permitted by Maryland law, our charter eliminates the liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or

•	active and deliberate dishonesty by the director or officer that was established by a final judgment as being material to the cause of action adjudicated.

Our charter and bylaws obligate us to indemnify each present and former director or officer, to the maximum extent permitted by Maryland law, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service to us. In addition, we may be obligated to advance the defense costs incurred by our directors and officers. We also have entered into indemnification agreements with our officers and directors granting them express indemnification rights. As a result, we and our stockholders may have more limited rights against our directors and officers than might otherwise exist absent the current provisions in our charter, bylaws and indemnification agreements or that might exist for other public companies.

Our charter contains provisions that make removal of our directors difficult, which could make it difficult for our stockholders to effect changes to our management.

Our charter contains provisions that make removal of our directors difficult, which could make it difficult for our stockholders to effect changes to our management and may prevent a change in control of our company that is in the best interests of our stockholders. Our charter provides that a director may only be removed for cause upon the affirmative vote of holders of two-thirds of all the votes entitled to be cast generally in the election of directors. Vacancies may be filled only by a majority of the remaining directors in office, even if less than a quorum. These requirements make it more difficult to change our management by removing and replacing directors and may prevent a change in control of our company that is in the best interests of our stockholders.

Termination of the employment agreements with our executive officers could be costly and prevent a change in our control.

The employment agreements that we entered into with each of our executive officers provide that, if their employment with us terminates under certain circumstances (including upon a change in our control), we may be required to pay them significant amounts of severance compensation, including accelerated vesting of equity awards, thereby making it costly to terminate their employment. Furthermore, these provisions could delay or prevent a transaction or a change in our control that might involve a premium paid for our common stock or otherwise be in the best interests of our stockholders.

Conflicts of interest could arise between the interests of our stockholders and the interests of holders of OP units, which may impede business decisions that could benefit our stockholders.

Conflicts of interest could arise as a result of the relationships between us, on the one hand, and our operating partnership or any limited partner thereof, on the other. Our directors and officers have duties to us and our stockholders under applicable Maryland law in connection with their management of our company. At the same time, we, as the sole member of the general partner of our operating partnership, have fiduciary duties and obligations to our operating partnership and its limited partners under Delaware law and the partnership agreement of our operating partnership in connection with the management of our operating partnership. Our duties as the sole member of the general partner to our operating partnership and its partners may come into conflict with the duties of our directors and officers to our company and our stockholders. These conflicts may be resolved in a manner that is not in the best interests of our stockholders.

Federal Income Tax Risks

Failure to maintain our qualification as a REIT for U.S. federal income tax purposes would subject us to U.S. federal income tax on our taxable income at regular corporate rates, which would substantially reduce our ability to make distributions to our stockholders.

We have elected to be taxed as a REIT for U.S. federal income tax purposes commencing with our short taxable year ended December 31, 2014. To maintain our qualification as a REIT, we must meet various requirements set forth in the Code concerning, among other things, the ownership of our outstanding stock, the nature of our assets, the sources of our income and the amount of our distributions. The REIT qualification requirements are extremely complex, and interpretations of the U.S. federal income tax laws governing qualification as a REIT are limited. Accordingly, we cannot be certain that we will be successful in operating so as to qualify as a REIT. At any time, new laws, interpretations or court decisions may change the federal tax laws relating to, or the U.S. federal income tax consequences of, qualification as a REIT. It is possible that future economic, market, legal, tax or other considerations may cause our board of directors to determine that it is not in our best interest to qualify as a REIT or revoke our REIT election, which it may do without stockholder approval.

Although we do not expect to request a ruling from the Internal Revenue Service, or IRS, that we qualify as a REIT, we will receive an opinion prior to the effectiveness of this registration statement from our legal counsel, Morrison & Foerster LLP, that we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT under the U.S. federal income tax laws for our taxable years ended December 31, 2014 through December 31, 2015, and our current and proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the U.S. federal income tax laws. Investors should be aware that Morrison & Foerster LLP’s opinion will be based on the U.S. federal income tax laws governing qualification as a REIT as of the date of such opinion, which will be subject to change, possibly on a retroactive basis, will not be binding on the IRS or any court, and will speak only as of the date issued. In addition, Morrison & Foerster LLP’s opinion will be based on customary assumptions and will be conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our assets and the future conduct of our business. Moreover, our qualification and taxation as a REIT depend on our ability to meet, on a continuing basis, through actual results, certain qualification tests set forth in the U.S. federal income tax laws. Those qualification tests involve, among other things, the percentage of our gross income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of our stock ownership and the percentage of our earnings that we distribute. Morrison & Foerster LLP will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that the actual results of our operations for any particular taxable year will satisfy such requirements. Morrison & Foerster LLP’s opinion will not foreclose the possibility that we may have to use one or more of the REIT savings provisions, which may require us to pay a material excise or penalty tax in order to maintain our REIT qualification.

If we fail to qualify as a REIT for any taxable year, we will be subject to U.S. federal income tax on our taxable income at regular corporate rates. In addition, we generally would be disqualified from treatment as a REIT for the four taxable years following the year in which we lost our REIT status. Losing our REIT status would reduce our net earnings available for investment or distribution because of the additional tax liability. In addition, distributions would no longer qualify for the dividends paid deduction, and we would no longer be required to make distributions. If this occurs, we might be required to borrow funds or liquidate some investments in order to pay the applicable tax.

As a result of all these factors, our failure to maintain our qualification as a REIT could impair our ability to expand our business and raise capital, and would substantially reduce our ability to make distributions to you.

Our ability to qualify as a REIT could be adversely affected by our ownership of a health care facility if we lease a healthcare facility to a TRS lessee and such lease is not respected as a true lease for U.S. federal income tax purposes, if our TRS lessee fails to qualify as a “taxable REIT subsidiary,” or if the operator of the health care facility does not qualify as an “eligible independent contractor.”

We may lease health care facilities to a TRS. If a lease of a health care facility to a TRS lessee is not respected as a true lease for U.S. federal income tax purposes, we may fail to qualify as a REIT. For the rent paid pursuant to any leases of health care facilities to a TRS lessee to qualify for purposes of the gross income tests, the leases must be respected as true leases for U.S. federal income tax purposes and must not be treated as a service contracts, joint ventures or some other type of arrangements. We intend to structure any leases of health care facilities to a TRS lessee so that the leases will be respected as true leases for U.S. federal income tax purposes, but there can be no assurance that the IRS will agree with this characterization.

If a TRS fails to qualify as a “taxable REIT subsidiary” under the Code, we could fail to qualify as a REIT. Rent paid by a lessee that is a “related party tenant” is not qualifying income for purposes of the 75% and 95% gross income tests applicable to REITs. So long as the TRS lessee qualifies as a TRS, it will not be treated as a “related party tenant” with respect to our properties that are managed by an eligible independent contractor. We believe that our TRS qualifies to be treated as a TRS for U.S. federal income tax purposes, but there can be no assurance that the IRS will not challenge the status of our TRS for U.S. federal income tax purposes or that a court would not sustain such a challenge.

If a given health care facility management company does not qualify as an “eligible independent contractor” or if a given health care facility is not a “qualified health care property,” we could fail to qualify as a REIT. Each property with respect to which our TRS lessee pays rent must be a “qualified health care property.” The REIT provisions of the Code provide only limited guidance for making determinations under the requirements for “qualified health care properties” and there can be no assurance that these requirements will be satisfied in all cases. Any health care facility management company that enters into a management contract with a TRS lessee must qualify as an “eligible independent contractor” under the REIT rules in order for the rent paid to us by our TRS to be qualifying income for our REIT income test requirements. Complex ownership attribution rules apply for purposes of these ownership thresholds. Although we intend to monitor ownership of our stock by operators of our health care facilities and their owners, and certain provisions of our charter are designed to prevent ownership of our stock in violation of these rules, there can be no assurance that these ownership levels will not be exceeded.

The IRS may challenge the valuation of our assets and securities or the real estate collateral for the mortgage or mezzanine loans that we may originate and may contend that our ownership of such assets violates one or more of the asset tests applicable to REITs.

We believe that the assets that we hold satisfy the asset test requirements. We will not obtain, nor are we required to obtain under the U.S. federal income tax laws, independent appraisals to support our conclusions as to the value of our assets and securities or the real estate collateral for the mortgage or mezzanine loans that we may originate. Moreover, the values of some assets may not be susceptible to a precise determination. As a result, there can be no assurance that the IRS will not contend that our ownership of securities and other assets violates one or more of the asset tests applicable to REITs.

To qualify as a REIT and to avoid the payment of U.S. federal income and excise taxes, we may be forced to borrow funds, use proceeds from the issuance of securities, pay taxable dividends of our stock or debt securities or sell assets to make distributions, which may result in our distributing amounts that may otherwise be used for our operations.

To obtain the favorable tax treatment accorded to REITs, we normally will be required each year to distribute to our stockholders at least 90% of our REIT taxable income, determined without regard to the deduction for dividends paid and by excluding net capital gains. We will be subject to U.S. federal income tax on our undistributed taxable income and net capital gain and to a 4% nondeductible excise tax on any amount by which distributions we pay with respect to any calendar year are less than the sum of (1) 85% of our ordinary income, (2) 95% of our capital gain net income and (3) 100% of our undistributed income from prior years. These requirements could cause us to distribute amounts that otherwise would be spent on acquisitions of properties and it is possible that we might be required to borrow funds, use proceeds from the issuance of securities, pay taxable dividends of our stock or debt securities or sell assets in order to distribute enough of our taxable income to qualify or maintain our qualification as a REIT and to avoid the payment of U.S. federal income and excise taxes.

Future sales of properties may result in penalty taxes, or may be made through TRSs, each of which would diminish the return to you.

It is possible that one or more sales of our properties may be “prohibited transactions” under provisions of the Code. If we are deemed to have engaged in a “prohibited transaction” (i.e., we sell a property held by us primarily for sale in the ordinary course of our trade or business), all income that we derive from such sale would be subject to a 100% tax. The Code sets forth a safe harbor for REITs that wish to sell property without risking the imposition of the 100% tax. A principal requirement of the safe harbor is that the REIT must hold the applicable property for not less than two years prior to its sale. It is entirely possible, if not likely, that the sale of one or more of our properties will not fall within the prohibited transaction safe harbor.

If we acquire a property that we anticipate will not fall within the safe harbor from the 100% penalty tax upon disposition, we may acquire such property through a TRS in order to avoid the possibility that the sale of such property will be a prohibited transaction and subject to the 100% penalty tax. If we already own such a property directly or indirectly through an entity other than a TRS, we may contribute the property to a TRS. Though a sale of such property by a TRS likely would mitigate the risk of incurring a 100% penalty tax, the TRS itself would be subject to regular corporate income tax at the U.S. federal level, and potentially at the state and local levels, on the gain recognized on the sale of the property as well as any income earned while the property is operated by the TRS. Such tax would diminish the amount of proceeds from the sale of such property ultimately distributable to you.

Our ability to use TRSs in the foregoing manner is subject to limitation. Among other things, the value of our securities in TRSs may not exceed 25% (20% for taxable years beginning after December 31, 2017) of the value of our assets and dividends from our TRSs, when aggregated with all other non-real estate income with respect to any one year, generally may not exceed 25% (20% for taxable years beginning after December 31, 2017) of our gross income with respect to such year. No assurances can be provided that we would be able to successfully avoid the 100% penalty tax through the use of TRSs.

In certain circumstances, we and/or our subsidiaries may be subject to U.S. federal and state income taxes, which would reduce our cash available for distribution to our stockholders.

Even if we qualify as a REIT, we may be subject to U.S. federal income taxes or state taxes. As discussed above, net income from a “prohibited transaction” will be subject to a 100% penalty tax. To the extent we satisfy the distribution requirements applicable to REITs, but distribute less than 100% of our taxable income, we will be subject to U.S. federal income tax at regular corporate rates on our undistributed income. We may not be able to make sufficient distributions to avoid excise taxes applicable to REITs. We may also decide to retain capital gains we earn from the sale or other disposition of our properties and pay income tax directly on such income. In that event, our stockholders would be treated as if they earned that income and paid the tax on it directly. However, our stockholders that are tax-exempt, such as charities or qualified pension plans, would have no benefit from their deemed payment of such tax liability. We may also be subject to state and local taxes on our income or property, either directly or at the level of the companies through which we indirectly own our assets. Any federal or state taxes we pay will reduce our cash available for distribution to our stockholders. In addition, our TRS, MedEquities Realty TRS, LLC, will be subject to corporate-level tax.

The ability of our board of directors to revoke or otherwise terminate our REIT qualification without stockholder approval may cause adverse consequences to our stockholders.

Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without the approval of our stockholders, if it determines that it is no longer in our best interest to continue to qualify as a REIT. If we cease to qualify as a REIT, we would become subject to U.S. federal income tax on our taxable income at regular corporate rates and would no longer be required to distribute most of our taxable income to our stockholders, which may have adverse consequences on our total return to our stockholders.

If our operating partnership were taxable as a corporation for U.S. federal income tax purposes, we would fail to qualify as a REIT and would suffer other adverse tax consequences.

If additional partners are admitted to our operating partnership, we intend for our operating partnership to be treated as a partnership for U.S. federal income tax purposes. If the IRS were to successfully challenge the status of our operating partnership as a partnership, however, our operating partnership generally would be taxable as a corporation. In such event, we likely would fail to qualify as a REIT for U.S. federal income tax purposes, and the resulting corporate income tax burden would reduce the amount of distributions that our operating partnership could make to us. This would substantially reduce the cash available to make distributions to our stockholders.

The failure of a mezzanine loan to qualify as a real estate asset could adversely affect our ability to qualify as a REIT.

We may acquire mezzanine loans for which the IRS has provided a safe harbor but not rules of substantive law. In IRS Revenue Procedure 2003-65, the IRS provided a safe harbor pursuant to which a mezzanine loan, if it meets certain requirements, will be treated by the IRS as a real estate asset for purposes of the REIT asset tests, and interest derived from the mezzanine loan will be treated as qualifying mortgage interest for purposes of the REIT 75% gross income test. We may acquire mezzanine loans that do not meet all of the requirements of this safe harbor. In the event we own a mezzanine loan that does not meet the safe harbor, the IRS could challenge such loan’s treatment as a real estate asset for purposes of the REIT asset and gross income tests and, if such a challenge were sustained, we could fail to qualify as a REIT.

Complying with the REIT requirements may limit our ability to hedge risk effectively.

The REIT provisions of the Code may limit our ability to hedge our liabilities effectively. In general, income from hedging transactions does not constitute qualifying income for purposes of the 75% and 95% gross income tests applicable to REITs. However, to the extent, we enter into a hedging contract to reduce interest rate risk or foreign currency risk on indebtedness incurred to acquire or carry real estate assets, any income we derive from the contract would be excluded from gross income for purposes of calculating the REIT 75% and 95% gross income tests if specified requirements are met. Consequently, we may have to limit our use of advantageous hedging techniques or implement those hedges through a TRS. This may leave us exposed to greater risks than we would otherwise want to bear and could increase the cost of our hedging activities because a TRS would be subject to tax on the income therefrom.

Complying with the REIT requirements may cause us to forego otherwise attractive opportunities or sell properties earlier than we wish.

To qualify as a REIT for U.S. federal income tax purposes, we must continually satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts we distribute to our stockholders and the ownership of shares of our stock. We may be required to make distributions to our stockholders at disadvantageous times or when we do not have funds readily available for distribution, or we may be required to forego or liquidate otherwise attractive investments in order to comply with the REIT tests. Thus, compliance with the REIT requirements may hinder our ability to operate solely on the basis of maximizing profits.

We may make distributions consisting of both stock and cash, in which case stockholders may be required to pay income taxes in excess of the cash distributions they receive.

We may make distributions that are paid in cash and stock at the election of each stockholder and may distribute other forms of taxable stock dividends. Taxable stockholders receiving such distributions will be required to include the full amount of the distributions as ordinary income to the extent of our current and accumulated earnings and profits for U.S. federal income tax purposes. As a result, stockholders may be required to pay income taxes with respect to such distributions in excess of the cash received. If a stockholder sells the stock that it receives in order to pay this tax, the sales proceeds may be less than the amount included in income with respect to the distribution, depending on the market price of our stock at the time of the sale. Furthermore, in the case of certain non-U.S. stockholders, we may be required to withhold U.S. federal income tax with respect to taxable dividends, including taxable dividends that are paid in stock. In addition, if a significant number of our stockholders decide to sell their stock in order to pay taxes owed with respect to taxable stock dividends, it may put downward pressure on the trading price of our stock.

You may be restricted from acquiring or transferring certain amounts of our common stock.

Certain provisions of the Code and the stock ownership limits in our charter may inhibit market activity in our stock and restrict our business combination opportunities. In order to maintain our qualification as a REIT, five or fewer individuals, as defined in the Code, may not own, beneficially or constructively, more than 50% in value of our issued and outstanding stock at any time during the last half of a taxable year. Attribution rules in the Code determine if any individual or entity beneficially or constructively owns our stock under this requirement. Additionally, at least 100 persons must beneficially own our stock during at least 335 days of a taxable year. To help insure that we meet these tests, our charter restricts the acquisition and ownership of shares of our stock.

Our charter, with certain exceptions, authorizes our board of directors to take such actions as are necessary and desirable to preserve our qualification as a REIT. Unless exempted by our board of directors, our charter prohibits any person from beneficially or constructively owning more than 9.8% in value or number of shares, whichever is more restrictive, of the outstanding shares of our stock. Our board of directors may not grant an exemption from these restrictions to any proposed transferee whose ownership in excess of such ownership limit would result in our failing to qualify as a REIT.

Dividends paid by REITs generally do not qualify for the favorable tax rates available for some dividends.

The maximum U.S. federal income tax rate applicable to qualified dividend income paid to U.S. stockholders that are individuals, trusts and estates currently is 20%. Dividends paid by REITs generally are not eligible for such maximum tax rate. Although the favorable tax rates applicable to qualified dividend income do not adversely affect the taxation of REITs or dividends paid by REITs, such favorable tax rates could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the shares of REITs, including our common stock.

Legislative or regulatory action with respect to taxes could adversely affect the returns to our stockholders.

In recent years, numerous legislative, judicial and administrative changes have been made in the provisions of the U.S. federal income tax laws applicable to investments similar to an investment in our common stock. Additional changes to the tax laws are likely to continue to occur, and we cannot assure you that any such changes will not adversely affect the taxation of a stockholder. Any such changes could have an adverse effect on an investment in our stock or on the market value or the resale potential of our assets. You are urged to consult with your own tax advisor with respect to the impact of recent legislation on your investment in our stock and the status of legislative, regulatory or administrative developments and proposals and their potential effect on an investment in shares of our common stock.

See “Material U.S. Federal Income Tax Considerations” for a more detailed discussion of these and other material U.S. federal income tax considerations applicable to the acquisition, ownership and disposition of our common stock.

Risks Related to Ownership of Our Common Stock

The trading volume and market price of our common stock may be volatile and could decline substantially.

Prior to the initial public offering of our common stock, there had not been any public market for our common stock, and there can be no assurance that an active trading market will develop or be sustained. Even if an active trading market develops and is sustained for our common stock, the market price of our common stock may be volatile. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. If the market price of our common stock declines significantly, you may be unable to resell your shares at or above the price at which you purchased them. We cannot assure you that the market price of our common stock will not fluctuate or decline significantly in the future, including as a result of factors unrelated to our operating performance or prospects. In particular, the market price of our common stock could be subject to wide fluctuations in response to a number of factors, including, among others, the following:

•	actual or anticipated differences in our operating results, liquidity, or financial condition;

•	changes in our revenues, FFO, AFFO or earnings estimates;

•	publication of research reports about us, our properties, the healthcare industry or overall real estate market;

•	increases in market interest rates that lead purchasers of our common stock to demand a higher yield;

•	additions and departures of key personnel;

•	the performance and market valuations of other similar companies;

•	adverse market reaction to any additional debt we incur in the future;

•	actions by institutional stockholders;

•	the passage of legislation or other regulatory developments that adversely affect us or our industry;

•	the realization of any of the other risk factors presented in this prospectus;

•	speculation in the press or investment community;

•	the extent of investor interest in our securities;

•	the general reputation of REITs and the attractiveness of our equity securities in comparison to other equity securities, including securities issued by other real estate-based companies;

•	our underlying asset value;

•	changes in accounting principles;

•	investor confidence in the stock and bond markets generally’

•	future equity issuances;

•	failure to meet and maintain REIT qualification and requirements;

•	low trading volume of our stock;

•	terrorist acts; and

•	general market and economic conditions, including factors unrelated to our operating performance.

In the past, securities class action litigation has often been instituted against companies following periods of volatility in the market price of their common stock. If the market price of our common stock is volatile and this type of litigation is brought against us, it could result in substantial costs and divert our management’s attention and resources, which could have a material adverse effect on us.

Common stock eligible for future sale could have an adverse effect on the value of our common stock.

As of the date of this prospectus, we have 31,684,577 shares of common stock outstanding. Of these shares, the following are freely transferable without restriction or further registration under the Securities Act, subject to the limitations on ownership set forth in our charter and certain lock-up agreements, unless such shares are held by our “affiliates,” as that term is defined in Rule 144 under the Securities Act: (i) the 20,434,567 shares sold in our initial public offering and (ii) 9,614,228 of the shares sold in the initial private placement in 2014, including the 8,329,785 shares offered for resale by the selling stockholders listed herein. See “Shares Eligible for Future Sale.” Future sales by these holders of our common stock, or the perception that such sales could occur in the future, could have a material adverse effect on the market price of our common stock. In particular, as of the date of this prospectus, BlueMountain, which has agreed to a lock-up through March 27, 2017, the date that is 180 days after the effective date of the registration statement for our initial public offering, owns 8.2% of the outstanding shares of our common stock. If BlueMountain sells all or a substantial portion of their shares, it could have a material adverse impact on the market price of our common stock.

From time to time we also intend to issue additional shares of common stock or OP units, which, at our option, may be redeemed for shares of our common stock, in connection with the acquisition of investments, as compensation or otherwise, and we may grant additional registration rights in connection with such issuances.

We cannot predict the effect, if any, of future sales of our common stock, or the availability of shares for future sales, on the market price of the common stock. Sales of substantial amounts of our common stock, or the perception that such sales could occur, may adversely affect prevailing market price of our common stock.

We have not established a minimum dividend payment level and we cannot assure you of our ability to pay dividends in the future or the amount of any dividends.

Although we intend to pay a dividend of $0.21 per share of our common stock with respect to the fourth quarter of 2016, we have not established a minimum distribution payment level, and our ability to make distributions to our stockholders may be adversely affected by the risk factors described in this prospectus. Until our portfolio of assets generates sufficient income and cash flow, we could be required to fund distributions from working capital, sell assets or borrow funds. To the extent that we are required to sell assets in adverse market conditions or borrow funds at unfavorable rates, our results of operations could be materially and adversely affected.

All distributions will be made at the discretion of our board of directors and will be based upon, among other factors, our historical and projected results of operations, financial condition, cash flows and liquidity, maintenance of our REIT qualification and other tax considerations, capital expenditure and other expense obligations, debt covenants, contractual prohibitions or other limitations and applicable law and such other matters as our board of directors may deem relevant from time to time. We may not be able to make distributions in the future, and our inability to make distributions, or to make distributions at expected levels, could result in a decrease in the market price of our common stock.

Future issuances of debt securities, which would rank senior to our common stock upon liquidation, or future issuances of equity securities (including OP units), which would dilute our existing stockholders and may be senior to our common stock for purposes of making distributions, may adversely affect the market price of our common stock.

In the future, we may issue debt or equity securities or incur other borrowings. Upon our liquidation, holders of our debt securities and other loans and preferred stock will receive a distribution of our available assets before common stockholders. If we incur debt in the future, our future interest costs could increase and adversely affect our liquidity, FFO, AFFO and results of operations. We are not required to offer any additional equity securities to existing common stockholders on a preemptive basis. Therefore, additional common stock issuances, directly or through convertible or exchangeable securities (including OP units), warrants or options, will dilute the holdings of our existing common stockholders and such issuances or the perception of such issuances may reduce the market price of our common stock. Our preferred stock, if issued, would likely have a preference on distribution payments, periodically or upon liquidation, which could eliminate or otherwise limit our ability to make distributions to common stockholders. Because our decision to issue debt or equity securities or incur other borrowings in the future will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing, nature or success of our future capital raising efforts. Thus, common stockholders bear the risk that our future issuances of debt or equity securities or our incurrence of other borrowings will negatively affect the market price of our common stock.

Increases in market interest rates may reduce demand for our common stock and result in a decline in the market price of our common stock.

The market price of our common stock may be influenced by the distribution yield on our common stock (i.e., the amount of our annual distributions as a percentage of the market price of our common stock) relative to market interest rates. An increase in market interest rates, which are currently low compared to historical levels, may lead prospective purchasers of our common stock to expect a higher distribution yield, which we may not be able, or may choose not, to provide. Higher interest rates would also likely increase our borrowing costs and decrease our operating results and cash available for distribution. Thus, higher market interest rates could cause the market price of our common stock to decline.